Exhibit 10.19
AMENDMENT FOR LAND LEASE CONTRACT

THIS AMENDMENT AGREEMENT (this “Second Amendment Agreement”) is made on 15 February 2013 (the “Effective Date”)

BY

(1)	Stora Enso Oyj (formerly Veitsiluoto Oy), a company incorporated in Finland with corporate identification number 1039050-8 (“The Lessor”)

(2)	Arizona Chemical Oy (formerly Forchem Oy), a company incorporated in Finland with corporate identification number 2095659-5 (“The Lessee”).

Hereinafter together the “Parties” and individually a “Party”.

BACKGROUND AND PURPOSE

The Parties have signed a Land Lease Contract (“Land Lease Contract”) on 21 December 1993 and a First Amendment Agreement on 14 January 1994 on which basis the Lessee has used Chemical Pier number 1 for its loading and off-loading purposes. Since the Chemical Pier number 1 does no longer fulfil the requirements of a safe pier the Lessee has commenced the preparations to take the Chemical Pier number 2 into operation. The Lessee will start operating on the Chemical Pier number 2 according and under the agreement with Port of Oulu.

The purpose of this Second Amendment Agreement is to enable the building of the chemical pipelines between the Chemical Pier number 2 and the Lessee’s premises.

For avoidance of doubt, the Land Lease Contract of 21 December 1993 and the First Amendment Agreement of 14 January 1994 remain valid and in force.

AMENDMENTS TO THE LAND LEASE CONTRACT

The Parties hereto agree that, with effect from the Effective Date, the Land Lease Contract shall be amended as follows:

(i)	The Lessee is entitled to build and maintain chemical pipelines on and outside the leased area owned by the Lessor. The chemical pipelines are defined in the Appendix 1.

The Lessor understands that the chemical pipelines are required and essential for the operations of the Lessee.

(ii)	The pipelines of the Lessee that will lead to the Chemical Pier number 2 shall be built on the existing pipebridge of the Lessor.

The alignment of the pipeline will be separately agreed by the Parties.

The Parties acknowledge that the building process will take place during the year 2013.

(iii)
The Lessee is obliged to finance not more than 50 per cent of such costs that the possibly at a later stage installed, additional supporting brackets that might be needed for the Lessor’s pipebridge, may cause. The obligation is effective for such costs that have materialised and been presented to the Lessee within ten (10) years from the Effective Date of this Second Amendment Agreement.

The Lessor agrees to inform the Lessee in writing one (1) year prior to the commencement of such aforementioned work that the Lessee would be financially involved.

The measurements of the supporting brackets and the length of the support, that the Lessee is obliged to finance, may not exceed the space and length that the installation of the now installed new pipes of the Lessee, leading to the Chemical Pier number 2 will require from the pipebridge of the Lessor.

(iv)	The Lessee will be responsible for the maintenance of its pipeline.

The Lessor allows the Lessee to perform work and maintenance on and to the Lessee’s pipeline.

(v)
The Lessor is responsible for the maintenance of the pipebridge. The Lessor Agrees to keep the pipebridge in a good condition and to prevent any malfunctions, breakage by stress or any other failure that could cause malfunction to the Lessee’s chemical pipeline.

The Lessor is responsible for such accidents or leakages that are caused by the breakage, malfunction or failure of the pipebridge.

(vi)	The Parties understand that the Lessee’s chemical pipelines convey chemicals.

The Parties understand that the pipebridge of the Lessor contains several pipelines. The Parties agree that they will take jointly the necessary steps in order to ensure the safety of the pipelines. These steps include but are not limited to emergency stop and stop buttons, leak pool, fire water pipes and emergency shower.

The parties understand that the pipebridge includes pipelines of three entities; Stora Enso, Arizona Chemical and Eka Synthomer. Therefore the Parties agree that the costs of the safety measures shall be carried 34 per cent by the Lessee and 66 per cent by the Lessor. The Lessor is free to request Eka Synthomer to participate to the safety development measures.

(vii)
In the unlikely event of leakage that is not caused by any failure, breakage or malfunction of the pipebridge, the full responsibility is on the owner of the specific pipeline. However the Parties agree to act favourably to the other Party’s proper fulfilment of environmental responsibilities in an event of leakage.

(viii)	Both Parties shall maintain such an insurance coverage that is required by law, including, but not limited to:

•
Commercial General Liability in the amounts not less than a combined single limit of Two Million Euro (2,000,000 euro) for personal injury or death and for damage to or the destruction of property, including coverage for Products and Completed Operations Hazards and Personal and Advertising Injury;

•
Liability Insurance with a minimum limit of One Million Euro (1,000,000 euro), insuring against loss due to negligence or misconduct of the Lessor, its agents or employees. Such policy shall include a Pollution Liability endorsement covering sudden and accidental occurrence only.

A Certificate of Insurance shall evidence compliance with the above, which, by its terms shall prohibit any cancellation or material change in coverage absent thirty (30) days notice to Arizona Chemical. On or before the expiration date of the insurance coverage, the Lessor shall furnish like evidence of continuing or replacement coverage. The Lessor is entitled to use only insurance companies of good reputation and with good financial standing.

(ix)	The Lessor agrees not to obstruct but to reasonably assist without any cost, the Lessee in dismantling of the Lessee’s pipes in the Chemical Pier number 1.

The Chemical Pier number 1 will be dismantled during year 2014.

(x)	Shall the Lessor be incorporated during the contractual period, the Contract will pass to the founded company as it is.

The Lessee is entitled to transfer the Contract as a whole, including the rights and responsibilities the Contract creates, to a third party in the events of acquisition, outsourcing and in any other whole or partial asset or business transfer.

(xi)	The Contract is valid until further notice. The period of notice is twelve (12) months.

The Lessor’s right to give notice has been restricted. The Lessor is not allowed to give notice before the end of the year 2044.

For avoidance of doubt, the preferential right of the Lessee to lease the land again with same terms with the necessary changes having been made by informing the Lessor in writing before the end of the year 2043 will not be amended.

ALTERATIONS

Any alterations to this Second Amendment Agreement shall be agreed between the Parties and made in writing.

DATE, PLACE AND SIGNATURES

The amendment has been made in two identical copies; one for each Party.

Oulu 15 February 2013

/s/ Jari Karkkainen        /s/ D. Schofield
Stora Enso Oyj, Oulu Mill    Arizona Chemical Oy
Jari Karkkainen,
Mill Director